SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)

                        Claremont Technology Group, Inc.
                        --------------------------------
                                (Name of Issuer)

                           Common Stock, no par value
                         ------------------------------
                         (Title of Class of Securities)

                                    180243107
                      -------------------------------------
                      (CUSIP Number of Class of Securities)

                                Thomas E. Siegler
                     c/o Donaldson, Lufkin & Jenrette, Inc.
                                 277 Park Avenue
                            New York, New York 10172
                                 (212) 892-3000
            ---------------------------------------------------------
            (Name, Address and Telephone Number of Persons Authorized
                     to Receive Notices and Communications)

                                October 23, 1996
                          -----------------------------
                          (Date of Event which Requires
                            Filing of this Statement)

                  If the  filing  person has  previously  filed a  statement  on
         Schedule  13G to report the  acquisition  which is the  subject of this
         Schedule 13D, and is filing this Schedule because of Rule 13d-1(b)(3) or (4), check the following box: [ ]

                  Check  the  following  box if a fee is being  paid  with  this
         Statement: [ ]



                               Page 1 of 18 Pages

                                  SCHEDULE 13D


------------------------------

CUSIP NO. 180243107
------------------------------

================================================================================
    1.        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       DLJ Capital Corporation
--------------------------------------------------------------------------------
    2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
    3.        SEC USE ONLY

--------------------------------------------------------------------------------
    4.        SOURCE OF FUNDS

                       N/A
--------------------------------------------------------------------------------
    5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                                [ ]

--------------------------------------------------------------------------------
    6.        CITIZENSHIP OR PLACE OF ORGANIZATION

                       Delaware
--------------------------------------------------------------------------------
                              7.         SOLE VOTING POWER

                                              283,029
        NUMBER OF          -----------------------------------------------------
          SHARES              8.         SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                             0
           EACH            -----------------------------------------------------
        REPORTING             9.         SOLE DISPOSITIVE POWER
       PERSON WITH
                                              283,029
                           -----------------------------------------------------
                             10.         SHARED DISPOSITIVE POWER

                                              0
--------------------------------------------------------------------------------
    11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       283,029 -- See Item 5
--------------------------------------------------------------------------------
    12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                        [ ]

--------------------------------------------------------------------------------
    13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       3.8% -- See Item 5
--------------------------------------------------------------------------------
    14.       TYPE OF REPORTING PERSON

                       CO
================================================================================


                               Page 2 of 18 Pages

                                  SCHEDULE 13D


------------------------------

CUSIP NO. 180243107
------------------------------

================================================================================
    1.        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       Donaldson, Lufkin & Jenrette Securities Corporation
--------------------------------------------------------------------------------
    2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
    3.        SEC USE ONLY

--------------------------------------------------------------------------------
    4.        SOURCE OF FUNDS

                       WC
--------------------------------------------------------------------------------
    5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                                [ ]

--------------------------------------------------------------------------------
    6.        CITIZENSHIP OR PLACE OF ORGANIZATION

                       Delaware
--------------------------------------------------------------------------------
                              7.         SOLE VOTING POWER

                                              80
        NUMBER OF          -----------------------------------------------------
          SHARES              8.         SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                             0
           EACH            -----------------------------------------------------
        REPORTING             9.         SOLE DISPOSITIVE POWER
       PERSON WITH
                                              80
                           -----------------------------------------------------
                             10.         SHARED DISPOSITIVE POWER

                                              0
--------------------------------------------------------------------------------
    11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       80 -- See Item 5
--------------------------------------------------------------------------------
    12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                        [ ]

--------------------------------------------------------------------------------
    13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       0.0% -- See Item 5
--------------------------------------------------------------------------------
    14.       TYPE OF REPORTING PERSON

                       CO
================================================================================


                               Page 3 of 18 Pages

                                  SCHEDULE 13D


------------------------------

CUSIP NO. 180243107
------------------------------

================================================================================
    1.        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       Donaldson, Lufkin & Jenrette, Inc.
--------------------------------------------------------------------------------
    2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
    3.        SEC USE ONLY

--------------------------------------------------------------------------------
    4.        SOURCE OF FUNDS

                       N/A
--------------------------------------------------------------------------------
    5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                                [ ]

--------------------------------------------------------------------------------
    6.        CITIZENSHIP OR PLACE OF ORGANIZATION

                       Delaware
--------------------------------------------------------------------------------
                              7.         SOLE VOTING POWER

                                              0
        NUMBER OF          -----------------------------------------------------
          SHARES              8.         SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                             0
           EACH            -----------------------------------------------------
         REPORTING            9.         SOLE DISPOSITIVE POWER
       PERSON WITH
                                              283,109
                           -----------------------------------------------------
                             10.         SHARED DISPOSITIVE POWER

                                              0
--------------------------------------------------------------------------------
    11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       283,109 -- See Item 5
--------------------------------------------------------------------------------
    12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                        [ ]

--------------------------------------------------------------------------------
    13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       3.8% -- See Item 5
--------------------------------------------------------------------------------
    14.       TYPE OF REPORTING PERSON

                       CO, HC
================================================================================


                               Page 4 of 18 Pages

                                  SCHEDULE 13D


------------------------------

CUSIP NO. 180243107
------------------------------

================================================================================
    1.        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       The Equitable Companies Incorporated
--------------------------------------------------------------------------------
    2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3.        SEC USE ONLY

--------------------------------------------------------------------------------
    4.        SOURCE OF FUNDS

                       N/A
--------------------------------------------------------------------------------
    5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                                [ ]

--------------------------------------------------------------------------------
    6.        CITIZENSHIP OR PLACE OF ORGANIZATION

                       Delaware
--------------------------------------------------------------------------------
                              7.         SOLE VOTING POWER

                                                    0
        NUMBER OF          -----------------------------------------------------
          SHARES              8.         SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                                   0
           EACH            -----------------------------------------------------
        REPORTING             9.         SOLE DISPOSITIVE POWER
       PERSON WITH
                                                    283,109
                           -----------------------------------------------------
                             10.         SHARED DISPOSITIVE POWER

                                                    0
--------------------------------------------------------------------------------
    11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       283,109 -- See Item 5
--------------------------------------------------------------------------------
    12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                        [ ]

--------------------------------------------------------------------------------
    13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       3.8% -- See Item 5
--------------------------------------------------------------------------------
    14.       TYPE OF REPORTING PERSON

                       CO, HC
================================================================================


                               Page 5 of 18 Pages

                                  SCHEDULE 13D


------------------------------

CUSIP NO. 180243107
------------------------------

================================================================================
    1.        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       AXA
--------------------------------------------------------------------------------
    2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3.        SEC USE ONLY

--------------------------------------------------------------------------------
    4.        SOURCE OF FUNDS

                       N/A
--------------------------------------------------------------------------------
    5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                                [ ]

--------------------------------------------------------------------------------
    6.        CITIZENSHIP OR PLACE OF ORGANIZATION

                       France
--------------------------------------------------------------------------------
                              7.         SOLE VOTING POWER

                                                    0
        NUMBER OF          -----------------------------------------------------
          SHARES              8.         SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                                   0
           EACH            -----------------------------------------------------
        REPORTING             9.         SOLE DISPOSITIVE POWER
       PERSON WITH
                                                    283,109
                           -----------------------------------------------------
                             10.         SHARED DISPOSITIVE POWER

                                                    0
--------------------------------------------------------------------------------
    11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       283,109 (not to be construed as an admission of beneficial ownership) -- See Item 5
--------------------------------------------------------------------------------
    12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                        [ ]

--------------------------------------------------------------------------------
    13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       3.8% (not to be construed as an admission of beneficial ownership) -- See Item 5
--------------------------------------------------------------------------------
    14.       TYPE OF REPORTING PERSON

                       HC
================================================================================


                               Page 6 of 18 Pages

                                  SCHEDULE 13D


------------------------------

CUSIP NO. 180243107
------------------------------

================================================================================
    1.        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       Finaxa
--------------------------------------------------------------------------------
    2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3.        SEC USE ONLY

--------------------------------------------------------------------------------
    4.        SOURCE OF FUNDS

                       N/A
--------------------------------------------------------------------------------
    5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                                [ ]

--------------------------------------------------------------------------------
    6.        CITIZENSHIP OR PLACE OF ORGANIZATION

                       France
--------------------------------------------------------------------------------
                              7.         SOLE VOTING POWER

                                            0
        NUMBER OF          -----------------------------------------------------
          SHARES              8.         SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                           0
           EACH            -----------------------------------------------------
        REPORTING             9.         SOLE DISPOSITIVE POWER
       PERSON WITH
                                            283,109
                           -----------------------------------------------------
                             10.         SHARED DISPOSITIVE POWER

                                            0
--------------------------------------------------------------------------------
    11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       283,109 (not to be construed as an admission of beneficial ownership) -- See Item 5
--------------------------------------------------------------------------------
    12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                        [ ]

--------------------------------------------------------------------------------
    13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       3.8% (not to be construed as an admission of beneficial ownership) -- See Item 5
--------------------------------------------------------------------------------
    14.       TYPE OF REPORTING PERSON

                       HC
================================================================================


                               Page 7 of 18 Pages

                                  SCHEDULE 13D


------------------------------

CUSIP NO. 180243107
------------------------------

================================================================================
    1.        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       AXA Assurances I.A.R.D. Mutuelle
--------------------------------------------------------------------------------
    2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
    3.        SEC USE ONLY

--------------------------------------------------------------------------------
    4.        SOURCE OF FUNDS

                       N/A
--------------------------------------------------------------------------------
    5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                                [ ]

--------------------------------------------------------------------------------
    6.        CITIZENSHIP OR PLACE OF ORGANIZATION

                       France
--------------------------------------------------------------------------------
                              7.         SOLE VOTING POWER

                                            0
        NUMBER OF          -----------------------------------------------------
          SHARES              8.         SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                           0
           EACH            -----------------------------------------------------
        REPORTING             9.         SOLE DISPOSITIVE POWER
       PERSON WITH
                                            283,109
                           -----------------------------------------------------
                             10.         SHARED DISPOSITIVE POWER

                                            0
--------------------------------------------------------------------------------
    11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       283,109 (not to be construed as an admission of beneficial ownership) -- See Item 5
--------------------------------------------------------------------------------
    12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                        [ ]

--------------------------------------------------------------------------------
    13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       3.8% (not to be construed as an admission of beneficial ownership) -- See Item 5
--------------------------------------------------------------------------------
    14.       TYPE OF REPORTING PERSON

                       IC
================================================================================


                               Page 8 of 18 Pages

                                  SCHEDULE 13D


------------------------------

CUSIP NO. 180243107
------------------------------

================================================================================
    1.        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       AXA Assurances Vie Mutuelle
--------------------------------------------------------------------------------
    2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
    3.        SEC USE ONLY

--------------------------------------------------------------------------------
    4.        SOURCE OF FUNDS

                       N/A
--------------------------------------------------------------------------------
    5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                                [ ]

--------------------------------------------------------------------------------
    6.        CITIZENSHIP OR PLACE OF ORGANIZATION

                       France
--------------------------------------------------------------------------------
                              7.         SOLE VOTING POWER

                                                    0
        NUMBER OF          -----------------------------------------------------
          SHARES              8.         SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                                   0
           EACH            -----------------------------------------------------
        REPORTING             9.         SOLE DISPOSITIVE POWER
       PERSON WITH
                                                    283,109
                           -----------------------------------------------------
                             10.         SHARED DISPOSITIVE POWER

                                                    0
--------------------------------------------------------------------------------
    11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       283,109 (not to be construed as an admission of beneficial ownership) -- See Item 5
--------------------------------------------------------------------------------
    12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                        [ ]

--------------------------------------------------------------------------------
    13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       3.8% (not to be construed as an admission of beneficial ownership) -- See Item 5
--------------------------------------------------------------------------------
    14.       TYPE OF REPORTING PERSON

                       IC
================================================================================


                               Page 9 of 18 Pages

                                  SCHEDULE 13D


------------------------------

CUSIP NO. 180243107
------------------------------

================================================================================
    1.        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       Uni Europe Assurance Mutuelle
--------------------------------------------------------------------------------
    2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
    3.        SEC USE ONLY

--------------------------------------------------------------------------------
    4.        SOURCE OF FUNDS

                       N/A
--------------------------------------------------------------------------------
    5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                                [ ]

--------------------------------------------------------------------------------
    6.        CITIZENSHIP OR PLACE OF ORGANIZATION

                       France
--------------------------------------------------------------------------------
                              7.         SOLE VOTING POWER

                                            0
        NUMBER OF          -----------------------------------------------------
          SHARES              8.         SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                           0
           EACH            -----------------------------------------------------
        REPORTING             9.         SOLE DISPOSITIVE POWER
       PERSON WITH
                                            283,109
                           -----------------------------------------------------
                             10.         SHARED DISPOSITIVE POWER

                                            0
--------------------------------------------------------------------------------
    11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       283,109 (not to be construed as an admission of beneficial ownership) -- See Item 5
--------------------------------------------------------------------------------
    12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                        [ ]

--------------------------------------------------------------------------------
    13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       3.8% (not to be construed as an admission of beneficial ownership) -- See Item 5
--------------------------------------------------------------------------------
    14.       TYPE OF REPORTING PERSON

                       IC
================================================================================


                               Page 10 of 18 Pages

                                  SCHEDULE 13D


------------------------------

CUSIP NO. 180243107
------------------------------

================================================================================
    1.        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       Alpha Assurances Vie Mutuelle
--------------------------------------------------------------------------------
    2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
    3.        SEC USE ONLY

--------------------------------------------------------------------------------
    4.        SOURCE OF FUNDS

                       N/A
--------------------------------------------------------------------------------
    5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                                [ ]

--------------------------------------------------------------------------------
    6.        CITIZENSHIP OR PLACE OF ORGANIZATION

                       France
--------------------------------------------------------------------------------
                              7.         SOLE VOTING POWER

                                            0
        NUMBER OF          -----------------------------------------------------
          SHARES              8.         SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                           0
           EACH            -----------------------------------------------------
        REPORTING             9.         SOLE DISPOSITIVE POWER
       PERSON WITH
                                            283,109
                           -----------------------------------------------------
                             10.         SHARED DISPOSITIVE POWER

                                            0
--------------------------------------------------------------------------------
    11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       283,109 (not to be construed as an admission of beneficial ownership) -- See Item 5
--------------------------------------------------------------------------------
    12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                        [ ]

--------------------------------------------------------------------------------
    13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       3.8% (not to be construed as an admission of beneficial ownership) -- See Item 5
--------------------------------------------------------------------------------
    14.       TYPE OF REPORTING PERSON

                       IC
================================================================================


                               Page 11 of 18 Pages

                                  SCHEDULE 13D


------------------------------

CUSIP NO. 180243107
------------------------------

================================================================================
    1.        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       Alpha Assurances I.A.R.D. Mutuelle
--------------------------------------------------------------------------------
    2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
    3.        SEC USE ONLY

--------------------------------------------------------------------------------
    4.        SOURCE OF FUNDS

                       N/A
--------------------------------------------------------------------------------
    5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                                [ ]

--------------------------------------------------------------------------------
    6.        CITIZENSHIP OR PLACE OF ORGANIZATION

                       France
--------------------------------------------------------------------------------
                              7.         SOLE VOTING POWER

                                              0
        NUMBER OF          -----------------------------------------------------
          SHARES              8.         SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                             0
           EACH            -----------------------------------------------------
        REPORTING             9.         SOLE DISPOSITIVE POWER
       PERSON WITH
                                              283,109
                           -----------------------------------------------------
                             10.         SHARED DISPOSITIVE POWER

                                              0
--------------------------------------------------------------------------------
    11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       283,109 (not to be construed as an admission of beneficial ownership) -- See Item 5
--------------------------------------------------------------------------------
    12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                        [ ]

--------------------------------------------------------------------------------
    13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       3.8% (not to be construed as an admission of beneficial ownership) -- See Item 5
--------------------------------------------------------------------------------
    14.       TYPE OF REPORTING PERSON

                       IC
================================================================================


                               Page 12 of 18 Pages

                                  SCHEDULE 13D


------------------------------

CUSIP NO. 180243107
------------------------------

================================================================================
    1.        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Claude Bebear, as AXA Voting Trustee
--------------------------------------------------------------------------------
    2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3.        SEC USE ONLY

--------------------------------------------------------------------------------
    4.        SOURCE OF FUNDS

                       N/A
--------------------------------------------------------------------------------
    5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                                [ ]

--------------------------------------------------------------------------------
    6.        CITIZENSHIP OR PLACE OF ORGANIZATION

                       France
--------------------------------------------------------------------------------
                              7.         SOLE VOTING POWER

                                            0
        NUMBER OF          -----------------------------------------------------
          SHARES              8.         SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                           0
           EACH            -----------------------------------------------------
        REPORTING             9.         SOLE DISPOSITIVE POWER
       PERSON WITH
                                            283,109
                           -----------------------------------------------------
                             10.         SHARED DISPOSITIVE POWER

                                            0
--------------------------------------------------------------------------------
    11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       283,109 (not to be construed as an admission of beneficial ownership) -- See Item 5
--------------------------------------------------------------------------------
    12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                        [ ]

--------------------------------------------------------------------------------
    13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       3.8% (not to be construed as an admission of beneficial ownership) -- See Item 5
--------------------------------------------------------------------------------
    14.       TYPE OF REPORTING PERSON

                       IN
================================================================================


                               Page 13 of 18 Pages

                                  SCHEDULE 13D


------------------------------

CUSIP NO. 180243107
------------------------------

================================================================================
    1.        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Patrice Garnier, as AXA Voting Trustee
--------------------------------------------------------------------------------
    2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3.        SEC USE ONLY

--------------------------------------------------------------------------------
    4.        SOURCE OF FUNDS

                       N/A
--------------------------------------------------------------------------------
    5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                                [ ]

--------------------------------------------------------------------------------
    6.        CITIZENSHIP OR PLACE OF ORGANIZATION

                       France
--------------------------------------------------------------------------------
                              7.         SOLE VOTING POWER

                                            0
        NUMBER OF          -----------------------------------------------------
          SHARES              8.         SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                           0
           EACH            -----------------------------------------------------
        REPORTING             9.         SOLE DISPOSITIVE POWER
       PERSON WITH
                                            283,109
                           -----------------------------------------------------
                             10.         SHARED DISPOSITIVE POWER

                                            0
--------------------------------------------------------------------------------
    11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       283,109 (not to be construed as an admission of beneficial ownership) -- See Item 5
--------------------------------------------------------------------------------
    12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                        [ ]

--------------------------------------------------------------------------------
    13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       3.8% (not to be construed as an admission of beneficial ownership) -- See Item 5
--------------------------------------------------------------------------------
    14.       TYPE OF REPORTING PERSON

                       IN
================================================================================


                               Page 14 of 18 Pages

                                  SCHEDULE 13D


------------------------------

CUSIP NO. 180243107
------------------------------

================================================================================
    1.        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       Henri de Clermont-Tonnerre, as AXA Voting Trustee
--------------------------------------------------------------------------------
    2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3.        SEC USE ONLY

--------------------------------------------------------------------------------
    4.        SOURCE OF FUNDS

                       N/A
--------------------------------------------------------------------------------
    5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                                [ ]

--------------------------------------------------------------------------------
    6.        CITIZENSHIP OR PLACE OF ORGANIZATION

                       France
--------------------------------------------------------------------------------
                              7.         SOLE VOTING POWER

                                            0
        NUMBER OF          -----------------------------------------------------
          SHARES              8.         SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                           0
           EACH            -----------------------------------------------------
        REPORTING             9.         SOLE DISPOSITIVE POWER
       PERSON WITH
                                            283,109
                           -----------------------------------------------------
                             10.         SHARED DISPOSITIVE POWER

                                            0
--------------------------------------------------------------------------------
    11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       283,109 (not to be construed as an admission of beneficial ownership) -- See Item 5
--------------------------------------------------------------------------------
    12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                        [ ]

--------------------------------------------------------------------------------
    13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       3.8% (not to be construed as an admission of beneficial ownership) -- See Item 5
--------------------------------------------------------------------------------
    14.       TYPE OF REPORTING PERSON

                       IN
================================================================================


                               Page 15 of 18 Pages

ITEM 3.           SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

                  On October 23, 1996, DLJCC exercised its purchase right as provided in the Warrant. In lieu of paying the exercise price in cash, DLJCC surrendered the Warrant in exchange for 283,029 shares of Common Stock, the number of shares equal in value to the difference between the aggregate fair market value of the total number of available shares under the Warrant and the aggregate exercise price of the Warrant.

                  From October 5, 1996 to December 4, 1996, DLJSC has acted as a market maker in the Common Stock. DLJSC has used its working capital to make such purchases.


ITEM 5.           INTEREST IN SECURITIES OF THE ISSUER

                  DLJCC  may be  deemed to be the  beneficial  owner of  283,029 shares (the "DLJCC Shares") of Common Stock directly owned by it, or approximately 3.8% of the Common Stock outstanding. DLJCC has the sole power to vote and the sole power to dispose of the shares directly owned by it.

                  On December 4, DLJSC had a net long position of 80 shares (the "DLJSC Shares") in connection with its market making activities in the Common Stock. From October 5 to December 4, 1996, DLJSC has acted as a market maker in the Common Stock in the ordinary course of its business and has purchased and sold shares of the Common Stock at prices ranging from $24 to $36.75.

                  As the sole stockholder of DLJCC and DLJSC, DLJ may be deemed, for the purposes of Rule 13d-3 under the Act, to beneficially own indirectly the DLJCC Shares and the DLJSC Shares for a total of 283,109 shares of Common Stock, or approximately 3.8% of the Common Stock outstanding.

                  Because of Equitable's ownership of DLJ, Equitable may be deemed, for the purposes of Rule 13d-3 under the Act, to beneficially own indirectly the DLJCC Shares and the DLJSC Shares that may be deemed to be beneficially owned indirectly by DLJ.

                  Because of AXA's ownership interest in Equitable, and the AXA Voting Trustees' power to vote the shares of Common Stock placed in the AXA Voting Trust, each of AXA and the AXA Voting Trustees may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the shares of Common Stock that Equitable may be deemed to beneficially own indirectly. Because of the direct and indirect ownership interest in AXA of Finaxa and the Mutuelles AXA, each of Finaxa and the Mutuelles AXA may be


                               Page 16 of 18 Pages
deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the shares of Common Stock that AXA may be deemed to beneficially own indirectly. AXA, Finaxa, the Mutuelles AXA, and the AXA Voting Trustees disclaim beneficial ownership of any of the DLJ Shares.

                  The Reporting Persons, in the aggregate, may be deemed to beneficially own 283,109 shares of Common Stock, or approximately 3.8% of the shares of the Common Stock outstanding. The percentage of the Common Stock outstanding reported as beneficially owned by each Reporting Person herein is based upon (i) the 7,259,000 shares outstanding as of the close of business on September 30, 1996, as reported in Form 10-Q for the quarterly period ended September 30, 1996 and (ii) the 283,029 shares of Common Stock issued to DLJCC pursuant to its exercise of the Warrant.

                  The Reporting Persons ceased to be the beneficial owners of more than five percent of the Common Stock on October 23, 1996.


                               Page 17 of 18 Pages

                                   SIGNATURES
                                   ----------

                  After reasonable inquiry and to the best knowledge and belief of the undersigned, the information set forth in this statement is true, complete and correct.*

Dated: December 6, 1996


                                       Donaldson, Lufkin & Jenrette, Inc.



                                       /s/ Thomas E. Siegler
                                       ___________________________________
                                       Thomas E. Siegler
                                       Senior Vice President





-------------------
* Pursuant to the Joint Filing Agreement with respect to Schedule 13D (filed as Exhibit 1 to the Schedule 13D) among the Reporting Persons, this amendment to statement on Schedule 13D is filed on behalf of each of them by Donaldson, Lufkin & Jenrette, Inc.


                               Page 18 of 18 Pages